Exhibit 99.1

 Uranium Resources, Inc. Announces Results of Annual Meeting and Appointment of
                            New Independent Director

    LEWISVILLE, Texas--(BUSINESS WIRE)--June 8, 2006--Uranium Resources, Inc. (OTCBB:URRE) announced today that at the Company's Annual Meeting of shareholders, held June 1, 2006, the Company's shareholders re-elected as directors, Mr. Paul K. Willmott, Mr. Leland O. Erdahl and Mr.
George R. Ireland, and also voted to approve the recommended proposal to ratify the Company's independent auditors, Hein & Associates LLP, for the year ended December 31, 2006.
    The Company also announced that it has expanded its Board of Directors from three to four members. Mr. David N. Clark was appointed to fill the vacancy.
    Mr. Clark is the principal owner of the Ux Consulting Company LLC ("UxC"). UxC publishes the Ux Weekly and the UxC Market Outlook
Reports, which cover the complete nuclear fuel cycle including uranium, conversion, and enrichment. Mr. Clark co-founded UxC in March
1994 as an affiliate of The Uranium Exchange Company ("Ux"), a uranium brokerage and consulting company he founded in 1987. Mr. Clark has also held marketing positions with other entities in the nuclear fuel business. He began his career as a Field Geologist and Market Analyst for the uranium division of the Cleveland-Cliffs Iron Company. Mr.
Clark holds a Bachelor of Science degree in Geology (1978) from the University of Akron.
    Paul K. Willmott, Chairman and Chief Executive Officer of the
Company commented, "The addition of Dave Clark to our Board of Directors strengthens the depth of the Board in the areas of the uranium marketplace and in strategic planning for the Company in opportunities involving the uranium fuel cycle. I look forward to the contributions he will bring to our Company." Mr. Willmott also added that with the addition of Mr. Clark as a new Board member, the Company now meets the requirement for the number of independent directors needed to file an application for listing on the NASDAQ stock market.
The filing of such NASDAQ application is expected before the end of the month.

    This press release is qualified in its entirety by, and should be read in conjunction with, the more detailed information and any financial data incorporated herein by reference to the Company's reports filed with the Securities and Exchange Commission under the Securities Act of 1934. Except for historical information contained in this press release, the matters discussed herein may contain forward-looking statements, made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including the management's expectations regarding the Company's reserves and mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico and planned dates for commencement of production at such properties. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from management's expectations. Key factors impacting current and future operations of the Company include the spot price of uranium, weather conditions, operating conditions at the Company's mining projects, government regulation of the mining industry and the nuclear power industry, the world-wide supply and demand of uranium, availability of capital, timely receipt of mining and other permits from regulatory agencies and other matters indicated in "Cautionary Statement," found in the Company's Annual Report, incorporated herein by reference.

    Uranium Resources, Inc. is a Dallas area based uranium-mining company whose shares are quoted on the OTC Bulletin Board under the symbol URRE. The Company specializes in in-situ solution mining and holds mineralized uranium materials in South Texas and New Mexico.

    CONTACT: Uranium Resources, Inc., Lewisville
             Paul K. Willmott/Thomas H. Ehrlich, 972-219-3330